News Release

INTERDIGITAL NAMES DOUG HUTCHESON TO BOARD OF DIRECTORS

Former Leap Wireless CEO brings over 19 years of telecom knowledge and industry experience

WILMINGTON, DE — July 2, 2014 — InterDigital, Inc. (NASDAQ: IDCC), a wireless research and development company, today announced the appointment of wireless industry veteran Doug Hutcheson to its Board of Directors.

Prior to his current role as CEO of Laser, Inc., a corporation created in connection with the acquisition of Leap Wireless by AT&T in March 2014, Hutcheson served as CEO of Leap Wireless and its operating subsidiary, Cricket Communications, for nine years. Hutcheson brings a unique combination of telecom industry experience to his new position as a member of InterDigital’s Board of Directors.

“I’m pleased to serve on the Board of Directors of InterDigital as the company continues to extend the reach of its wireless research and development and help drive the entire industry forward,” said Mr. Hutcheson. “InterDigital’s current research also builds on a legacy of innovation, and the company’s business success has opened new avenues for value creation that I look forward to helping plan for the benefit of shareholders.”

“We’re thrilled to have Doug join as our newest board member,” said Steven T. Clontz, Chairman of InterDigital. “His proven track record of success, specifically as it relates to running a large wireless telecommunications company, speaks volumes to the value he’ll bring to InterDigital as we continue to expand our business and explore new areas.”

Prior to his role as CEO, Hutcheson held other executive positions at Leap Wireless, including serving as President and Chief Financial Officer. Prior to Leap Wireless, he served as Vice President of Marketing in the wireless infrastructure division at Qualcomm for three years, where he was responsible for global CDMA accounts. Hutcheson has a Bachelor of Science in Mechanical Engineering from California State University in San Louis Obispo and a Masters in Business Administration from the University of California in Irvine. Currently, he holds 14 patents and serves on the Board of Pitney Bowes Inc.

About InterDigital®

InterDigital develops technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com.

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Contact: Patrick Van de Wille Email: patrick.vandewille@interdigital.com +1 (858) 210-4814